Exhibit 99.1

Nasdaq: AAIIE

Contacts:
Investors:	Media:
James B. Sloan, Jr.	Hulus Alpay
Senior Vice President, Corporate Finance	Makovsky & Company Inc.
910.254.7690	212.508.9641

aaiPharma Inc. Reports First Quarter 2004 Financial Results

-Company files amended 10-Qs for the first three quarters of 2003-
- Nasdaq to permit continued listing of company stock, subject to certain conditions-

Wilmington, North Carolina, June 24, 2004 - aaiPharma Inc. (Nasdaq: AAIIE), a science-based pharmaceutical company, today reported financial results for the quarter ended March 31, 2004 and filed amended quarterly reports on Form 10-Q for the first three quarters of 2003.

Net revenues for the first quarter of 2004 increased almost 11%, to $54.2 million from $49.0 million in the first quarter of 2003. Net revenues from our pharmaceutical product business were essentially flat at approximately $25 million compared to the first quarter of 2003. Product revenues in the quarter were negatively impacted by declining sales of our Darvon®, Darvocet® and Brethine® product lines due primarily to the amounts of these products in the distribution channel. Partially offsetting these decreases were contributions from Roxicidone® and Oramorph®SR, which were acquired last year. Net revenues from the Company’s development services business increased 21% in the first quarter of 2004 to $24.4 million, from $20.2 million in 2003. This increase was principally attributable to higher demand for aaiPharma‘s analytical and clinical development services.

“We have been through a great deal over the recent past,” said Dr. Fred Sancilio, Executive Chairman and CEO of aaiPharma. “However, with the filing of the amended Form 10-Qs for 2003 today and the planned filing of the Form 10-Q for the first quarter of 2004 tomorrow, we will be up-to-date with our SEC periodic reporting requirements. While the Company is presented with challenges, we have clearly identified the tasks before us. I know I speak for the entire management team when I say we are realistic about the challenges that lie ahead, but are confident about the future.”

In the first quarter of 2004, the Company recorded a net loss of $49.6 million, or $1.74 per diluted share, compared with a net loss of $2.5 million, or $0.09 per diluted share, in the first quarter of 2003. The Company’s quarterly results were impacted by an operating loss of $43.9 million. This was primarily a result of the $31.0 million expense recorded in the first quarter relating to a contingent payment that became due in connection with the Company’s M.V.I. ® product line as well as substantially higher selling, general and administrative expenses. The Company’s amended M.V.I. ® acquisition agreement with AstraZeneca included a potential contingent payment depending on FDA approval of a product reformulation being carried out by AstraZeneca. The conditions to this contingent payment were satisfied in the first quarter of this year, which fixed the Company’s liability for this payment at $31.5 million. This obligation was recorded as a liability on the Company’s balance sheet and expensed in the Company’s income statement in the first quarter of 2004. The M.V.I. ® product line was subsequently sold in the second quarter of 2004, and the Company will record a gain on the sale of approximately $37 million in the second quarter that will more than offset the amount of the first quarter charge of $31.0 million.

Selling expenses increased by $5.3 million over the same period in 2003, with $3.6 million of these expenses related to payments to a sales force contracted from Athlon Pharmaceuticals. During the second quarter, the Company terminated the contract covering this sales force and has initiated litigation against Athlon regarding this contract. The increase in general and administrative expenses included approximately $3.2 million in expenses for professional fees related to the recent independent investigation by a special committee of the Company’s Board of Directors, as well as additional product liability insurance costs for products purchased in the fourth quarter of 2003. Research and development expenses were $6.4 million in the quarter due to project spending on the Prosorb-D™ pain management product and the transfer of manufacturing of our Darvon® and Darvocet® products to our facilities.

On June 21, 2004, the Nasdaq Stock Market notified the Company that its listing qualifications panel has determined to continue the listing of the Company’s common stock, on condition that we file the amended Form 10-Qs for the first three quarters of 2003 and the Form 10-Q for the first quarter of 2004 by June 30, 2004, provide NASDAQ with additional information, and file on a timely basis all periodic reports for reporting periods ending on or before June 30, 2005. The Company intends to comply with these conditions.

Strategic Initiatives Announced

Dr. Sancilio continued, “For the near-term, we have two specific tasks. Our first priority calls for strict attention to cash flow. Secondly, we will reduce our G&A expenses to align them with our current revenue base, more focused product portfolio and R&D efforts.”

Subsequent to the end of the first quarter, the Company secured a two-year, $140 million senior credit facility and obtained waivers of all existing defaults under its senior subordinated notes. Subject to matters described in its recent annual report on Form 10-K, the Company believes that securing this facility and these waivers will provide adequate cash flow to meet anticipated capital expenditure and working capital needs. In addition, the Company is exploring the sale of certain non-revenue generating assets.

aaiPharma is also implementing significant cost-cutting initiatives. Elements of this planned program include:

•	The refocusing of the Company’s pharmaceutical sales force to focus on hospitals and pain management centers.

•	An expected reduction in the size of the Company’s global workforce to realign its structure with its current revenue base, more focused product portfolio and current R&D efforts.

“While difficult, these steps are necessary as we refocus the Company,” Dr. Sancilio stated. “Looking ahead, our plans call for us to aggressively market our scientific, technical and regulatory skills to other companies that seek to develop new drugs or line extensions. We will also seek to expand our drug portfolio with products or line extensions that show great promise. Proprietary products that lie beyond our chosen scope will be candidates for co-marketing and co-promotion by independent marketing partners, while our own sales force will market and sell our products and those of third parties to hospitals and pain management centers, enhancing our productivity. We believe that the cost savings and efficiencies that we will gain from these initiatives will help to position the Company to return to normal operations in 2005.”

Conference Call:

In conjunction with this release, aaiPharma management will conduct a conference call and web cast to discuss the financial results for the first quarter of 2004 at 8:30 A.M. Eastern Time on June 25, 2004. Analysts, investors and other interested parties are invited to participate by visiting the Company’s web site at www.aaipharma.com. A replay of the web cast will be available on this website beginning June 25, 2004 at 1:00 p.m. Eastern Time. The replay will be available through July 12, 2004 at 5:00 p.m. Eastern Time.

About aaiPharma Inc.

aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 24 years of drug development expertise, the Company is focused on developing, acquiring, and marketing branded medicines in its targeted therapeutic areas. aaiPharma‘s development efforts are focused on developing improved medicines from established molecules through its significant research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma‘s website at www.aaipharma.com.

Forward-Looking Statements

Information in this press release contains certain “forward-looking statements” under federal securities laws. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation: risks and uncertainties pertaining to the implementation of internal controls; the pendency and outcome of governmental investigations and pending litigation; the conditions to continued Nasdaq National Market listing; the ability of the Company to meet its liquidity needs, develop successful new products, and execute its product and licensing commercialization strategy and the other components of its business plan, including the marketing of services to other companies and the focus of marketing and sales efforts on hospitals and pain management centers; changes in pricing or other actions by competitors; the success of our cost reduction initiatives; and general economic conditions.

For more information on these and other factors that may affect our results, please refer to our annual report on Form 10-K for 2003 filed with the SEC on June 15, 2004, exhibits to that report, our amended quarterly reports on Form 10-Q filed with the SEC on June 24, 2004 with respect to the first three quarters of 2003, and our other periodic filings with the SEC.

Brethine®, Darvon®, Darvocet®, Oramorph®, and Roxicodone® are registered trademarks, and Prosorb-D™ is a trademark, of aaiPharma LLC. M.V.I. ® is a registered trademark of Mayne Pharma (USA) Inc.

aaiPharma Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
Net revenues:
Product sales	$24,886	$24,965
Product development (royalties and fees)	4,915	3,810
Development services	24,441	20,212

	54,242	48,987

Operating costs and expenses:
Direct costs (excluding depreciation and royalty expense):
Product sales (includes product rights amortization of $3,972 and $2,968)	14,405	11,270
Development services	14,490	12,004

Total direct costs	28,895	23,274
Selling expenses	13,027	7,734
General and administrative expenses	16,340	10,030
Research and development	6,407	4,486
Depreciation	2,012	1,888
M.V.I. contingent payment	31,001	—
Royalty expense	500	—

Total operating costs and expenses	98,182	47,412

(Loss) income from operations	(43,940)	1,575
Other expense:
Interest, net	(5,645)	(5,550)
Other income (expense), net	19	(83)

	(5,626)	(5,633)

Loss before income taxes	(49,566)	(4,058)
Provision for (benefit from) income taxes	6	(1,590)

Net loss	$(49,572)	$(2,468)

	Three Months Ended
	March 31,
	2004	2003
Basic loss per share	$(1.74)	$(0.09)

Weighted average shares outstanding	28,502	27,558

Diluted loss per share	$(1.74)	$(0.09)

Weighted average shares outstanding	28,502	27,558

aaiPharma Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,526	$8,785
Accounts receivable, net	—	32,614
Work-in-progress	13,109	12,503
Inventories	18,110	14,693
Deferred tax assets	19,184	19,184
Prepaid and other current assets	9,200	10,398

Total current assets	70,129	98,177
Property and equipment, net	57,678	57,236
Goodwill, net	13,016	13,361
Intangible assets, net	347,312	351,315
Other assets	13,524	14,508

Total assets	$501,659	$534,597

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$7,889	$4,000
Accounts payable	23,575	21,879
Customer advances	15,593	17,630
Accrued wages and benefits	7,334	5,320
Interest payable	10,212	5,511
Deferred product revenue	37,861	45,664
Other accrued liabilities	37,119	11,133

Total current liabilities	139,583	111,137
Long-term debt, less current portion	329,761	338,844
Deferred tax liability	2,246	2,246
Other liabilities	2,141	7,647
Stockholders’ equity:
Common stock	29	28
Paid-in capital	91,622	88,049
Accumulated deficit	(65,879)	(16,307)
Accumulated other comprehensive income	2,377	3,197
Deferred compensation	(221)	(244)

Total stockholders’ equity	27,928	74,723

Total liabilities and stockholders’ equity	$501,659	$534,597

aaiPharma Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
Cash flows from operating activities:
Net loss	$(49,572)	$(2,468)
Adjustments to reconcile net loss to Net cash provided by operating activities:
Depreciation and amortization	5,984	4,856
Other	78	52
Changes in operating assets and liabilities:
Accounts receivable, net	32,475	5,713
Work-in-progress	(841)	(1,640)
Inventories	(3,452)	(4,033)
Prepaid and other assets	2,172	856
Accounts payable	1,772	137
Customer advances	(1,892)	(843)
Interest payable	4,700	4,708
Deferred product revenue	(7,803)	10,211
Accrued wages and benefits and other accrued liabilities	28,134	(2,223)

Net cash provided by operating activities	11,755	15,326

Cash flows from investing activities:
Purchases of property and equipment	(2,572)	(3,212)
Acquisitions of product rights and other intangibles	—	(500)
Other	(60)	(232)

Net cash used in investing activities	(2,632)	(3,944)

Cash flows from financing activities:
Payments on long-term borrowings	(10,170)	(8,500)
(Payments on) proceeds from interest rate swaps, net	(488)	435
Proceeds from stock option exercises	3,596	428
Other	(308)	409

Net cash used in financing activities	(7,370)	(7,228)

	Three Months Ended
	March 31,
	2004	2003
Net increase in cash and cash equivalents	1,753	4,154
Effect of exchange rate changes on cash	(12)	19
Cash and cash equivalents, beginning of period	8,785	6,532

Cash and cash equivalents, end of period	$10,526	$10,705

Supplemental information, cash paid for:
Interest	$1,687	$1,497

Income taxes	$10,145	$2,202